                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                            AND RESULTS OF OPERATIONS


The TRO Transaction

On September 30, 1997, the Company acquired The Rubin Organization, Inc. ("TRO", renamed "PREIT-RUBIN, Inc."), a commercial property development and management firm, and certain related real estate interests (the "TRO Transaction").

As part of the TRO Transaction, the Company acquired Magnolia Mall, located in Florence, South Carolina, North Dartmouth Mall, located in North Dartmouth, Massachusetts and a 50% interest in the Court at Oxford Valley, located in Langhorne, Pennsylvania. The Company also acquired the development rights of certain affiliates of TRO ("TRO Affiliates"), subject to related obligations, in Christiana Power Center (Phases I and II), Red Rose Commons and Blue Route Metroplex. In addition, the Company agreed to acquire the interests of TRO Affiliates in Hillview Shopping Center and Northeast Tower Center, at prices based upon a pre-determined formula.

The TRO Transaction was financed through the issuance of 646,286 Class A Operating Partnership Units in PREIT Associates, L.P. (the "Operating Partnership"), with a value of approximately $15.1 million, assumption of mortgage indebtedness at Magnolia Mall of approximately $25.2 million, and $59.9 million of cash. The cash was obtained primarily from borrowings under a new Credit Facility entered into by the Operating Partnership coincident with the September 30, 1997 closing of the TRO Transaction, with a group of banks led by CoreStates Bank, N.A. The obligations of the Operating Partnership under the new Credit Facility have been guaranteed by the Company.

Liquidity and Capital Resources

Borrowings under the Credit Facility increased from approximately $34 million at August 31, 1997 to approximately $90 million at September 30, 1997, following the consummation of the TRO Transaction. On December 23, 1997, the Company sold 4,600,000 common shares of beneficial interest at a price of $22.375 per share. The net proceeds to the Company from the public offering, after deducting underwriting discounts and commissions were approximately $97 million. The Company used the net proceeds to prepay the $8.8 million mortgage loan (8.25%) secured by Cobblestone Apartments in Pompano Beach, Florida (the "Cobblestone Mortgage") and to repay approximately $88 million of amounts then outstanding under the Credit Facility.

At September 30, 1997, the interest rate on the Credit Facility was set at a margin equal to 1.7% over 30-day LIBOR. As a result of the reduction in the Company's Leverage Ratio, following the December 1997 public offering, the interest rate is expected to be reduced by 30 basis points to a margin of 1.4% over 30-day LIBOR. In addition, the maturity date for the Credit Facility will be extended from September 30, 1999 to December 31, 2000.

As of December 31, 1997, $10.3 million of borrowings under the Credit Facility were outstanding ($4.6 million directly by the Operating Partnership and $5.7 million through partnerships and joint ventures) and, subject to the terms and conditions of the Credit Facility, up to $139.7 million was available to fund property acquisitions, scheduled debt maturities and other uses. Subsequent to December 31, 1997, and through December 28, 1998, the Company borrowed additional amounts under the Credit Facility totaling approximately $134.2 million leaving approximately $5.1 million of amounts available for use. These borrowings were used to fund various development projects and property acquisitions during 1998.

On March 20, 1998, the Registrant borrowed $33.7 million under the Credit Facility to repay the term loan outstanding which matured in March 1998. The term loan accrued interest at a fixed rate of 8.62% and was secured by three properties. At December 31, 1997, the interest rate on the Credit Facility was 7.42%.

In addition to amounts due under the Credit Facility, during the next three years, mortgage loans secured by properties owned by four partnerships in which the Company has an interest mature by their terms. Balloon payments on these loans total $17.0 million, of which the Company's proportionate share is $8.5 million.

The Company expects to meet its short-term liquidity requirements generally through its available working capital and net cash provided by operations. The Company believes that the net cash provided by operations will be sufficient to allow the Company to make any distributions necessary to enable the Company to continue to qualify as a REIT under the Code. The Company also believes that the foregoing sources of liquidity will be sufficient to fund its short-term liquidity needs for the foreseeable future, including capital expenditures, tenant improvements and leasing commissions.

The Company expects to meet certain long-term liquidity requirements including property acquisitions, scheduled debt maturities, renovations, expansions and other non-recurring capital improvements through borrowings under the Credit Facility, long-term secured and unsecured indebtedness and the issuance of additional equity securities.

Funds from Operations

The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities, and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

Funds from operations (FFO) increased by $1,641,000 for the four months ended December 31, 1997, as compared to the same period in 1996 were as follows:

                                                                               Four Months Ended
                                                                                  December 31,
                                                                     -------------------------------------
                    Funds from Operations                                1997                     1996
                    ---------------------                            -----------              ------------
Income before minority interest and extraordinary item               $ 6,736,000               $ 4,959,000

Less: Gains on sales of interests in real estate                      (2,090,000)               (1,461,000)
          Minority interest in consolidated partnership                  (80,000)                 (117,000)
Add:
   Depreciation and amortization-
     Wholly owned and consolidated partnerships (1)                    2,629,000                 1,961,000
     Unconsolidated partnerships and joint ventures                    1,252,000                 1,119,000
     Excess purchase price over net assets acquired                       29,000                        --
   Refinancing prepayment fees                                                --                   214,000
Less:
   Depreciation of non-real estate assets                                (76,000)                  (73,000)
   Amortization of deferred financing costs                             (254,000)                  (97,000)
                                                                     -----------               -----------
Funds from operations                                                $ 8,146,000               $ 6,505,000
                                                                     ===========               ===========
Funds from operations per share and OP Unit (2)                      $      0.86                      0.75
                                                                     ===========               ===========

     Funds from Operations for each of the previous five fiscal years were as follows:

                                                                                       For the Fiscal
                                                                                   Years Ended August 31,
                                                            --------------------------------------------------------------------
                                                               1997          1996          1995           1994          1993
                                                            -----------   -----------   -----------   ------------   -----------
                                                                                       (in thousands)
Net income  .............................................    $ 10,235      $11,044       $11,225       $  20,687      $ 14,000
Less:  Gains on sales of interests in real estate  ......      (1,069)        (865)         (119)        (12,362)       (3,875)
Plus:  Provision for losses .............................         500           --            --           1,795           320
    Depreciation and amortization
       Wholly owned and consolidated partnerships........       5,989        5,650         5,044           3,322         2,685
       Unconsolidated partnerships and joint ventures....       3,380        3,334         3,214           3,229         4,119
    Refinancing prepayment fees  ........................       1,133           --            --              --            --
Less: Depreciation of non-real estate assets ............        (222)        (202)         (173)           (146)         (104)
      Amortization of deferred financing costs ..........        (286)        (333)         (228)           (108)         (275)
                                                             --------      -------       -------       ---------      --------
Funds from operations   .................................    $ 19,660      $18,628       $18,963       $  16,417      $ 16,870
                                                             ========      =======       =======       =========      ========

(1) Net of minority interest of $67,000 and $88,000 in 1997 and 1996, respectively.

(2) Assuming full conversion of the 646,286 Operating Partnership Units into shares of the Company. The weighted average effect for the four months ending December 31, 1997 and 1996 was 484,715 and 0, respectively.

Cash Flows

Net cash provided by operating activities decreased to $4,281,000 from $4,641,000 for the four months ended December 31, 1997, as compared to the four months ended December 31, 1996. The decrease is primarily attributable to additional operating income provided by Magnolia Mall and North Dartmouth Mall which the Company acquired on September 30, 1997, offset by the prepayment of real estate taxes in the 1997 period and the timing of other working capital changes.

Net cash used in investing activities was $57,313,000 for the four months ended December 31, 1997 as compared to net cash provided by investing activities of $17,777,000 in the same period last year. Investing activities in the 1997 period includes the cash portion of the purchase price for the retail properties and development assets acquired in the TRO Transaction of approximately $59 million along with capital expenditures at existing properties of approximately $1.3 million. Cash provided by investing activities in the 1997 period includes the Company's share of the cash proceeds from the sale of Gateway Mall in December 1997 of $3.9 million. Cash provided by financing activities in the 1996 period includes $15.4 million, which represents the Company's share of proceeds from the refinancing of debt at two properties. In December 1996, the Company sold its interests in three shopping centers in Pennsylvania and received net proceeds of $2.1 million. Capital expenditures at existing properties in the four months ended December 31, 1996 were approximately $1.3 million.

Net cash provided by financing activities was $52,957,000 for the four months ended December 31, 1997 as compared to net cash used in financing activities of $16,897,000 for the four months ended December 31, 1996. Financing activities in the 1997 period included the net proceeds from the sale of 4.6 million shares of the Company which totaled $96.8 million. The proceeds from the public offering were used to repay outstanding borrowings under the Credit Facility of approximately $29.3 million and to repay an $8.8 million mortgage loan. Financing activities in the 1996 period included net repayments of bank loans totaling $12.4 million and normal amortization of mortgage debt. Distributions paid to shareholders were approximately $4.1 million in both periods.

Net cash provided by operating activities increased by approximately 1% to $15.2 million for the year ended August 31, 1997 as compared to $15.1 million the same period last year. Operating cash flow was higher primarily as a result of timing of collections of receivables.

Net cash provided by investing activities was $7.7 million for the year ended August 31, 1997 as compared to $0.9 million in the same period last year. For the year ended August 31, 1997, the Company refinanced two properties and received $15.4 million, sold interests in four shopping centers and received proceeds of $2.1 million, invested $6.2 million in real estate and incurred deposits to acquire real estate of $5.3 million. For the year ended August 31, 1996, the Company sold two properties and received net cash proceeds of $5.2 million.

Net cash used in financing activities increased by 40% to $22.6 million for the year ended August 31, 1997 as compared to $16.1 million in the same period last year. Financing activities included a $5.4 million reduction in bank loans payable and distributions paid to shareholders of $16.3 million. Financing activities in 1996 included proceeds of a mortgage note payable on Shenandoah Village Apartments of $8.8 million, a $5.0 million reduction in bank loans payable and distributions paid to shareholders of $16.3 million.

Results of Operations

Four Month Periods Ended December 31, 1997 and 1996

Gross revenues from real estate increased by $3,881,000 to $17,170,000 for the four month period ended December 31, 1997 as compared to the same period in the prior year. The 1997 period included $3,540,000 of revenues attributable to Magnolia Mall and North Dartmouth Mall which the Company acquired on September 30, 1997. Revenues from properties owned during both periods increased by $341,000 primarily as a result of an increase in apartment revenues.

Operating expenses increased by $1,400,000 to $6,835,000 The 1997 period included $1,326,000 of expenses attributable to Magnolia Mall and North Dartmouth Mall which the Company acquired on September 30, 1997. Operating expenses from properties owned during both periods increased by $74,000.

Depreciation and amortization increased by $646,000 to $2,695,000 primarily as a result of the addition of the Magnolia Mall and North Dartmouth Mall properties ($407,000), and increased amortization of financing costs of approximately $135,000.

Interest expense increased by $1,229,000 to $4,349,000 as a result of interest on borrowings against the Company's Credit Facility for acquisitions and working capital needs.

Equity in income of partnerships and joint ventures increased by $335,000 to $2,101,000 primarily as a result of the Company's purchase of a 50% interest in Oxford Valley Road Associates on September 30, 1997 ($113,000). The 1996 period includes a prepayment penalty in the amount of $214,000 due to the refinancing of debt at Lehigh Valley Mall. The 1996 period also included income from properties sold during 1996 in the amount of $66,000. Income from properties owned during both periods increased by $74,000.

Equity in income of PREIT-RUBIN, Inc. for the 1997 period was $260,000.

The gain on the sale of interest in real estate of $2,090,000 in the 1997 period relates to the sale of the Company's 60% interest in Gateway Mall, St. Petersburg, Florida. The prior year gains of $1,461,000 consist of the sale of the Company's 50% interest in three shopping centers in Pennsylvania.

Minority interest increased by $357,000 to $474,000 as a result of the Class A OP units issued in connection with the TRO transaction.

Extraordinary loss of $300,000 is due to the write-off of remaining deferred financing costs following the early extinguishment of the Company's previous credit facility.

Net income for the four months ended December 31, 1997 increased to $5,962,000 from $4,842,000 as reported in the comparable period in the prior year.

Fiscal 1997 Compared With Fiscal 1996

     Gross revenues from real estate for the fiscal year ended August 31, 1997 increased by 3% to $40.2 million from $39.0 million in the prior year. The 1997 period included $0.4 million of revenues attributable to Forestville Plaza in which the Company acquired its partners' remaining 25% interest in the prior fiscal year. The 1996 period included $0.5 million of revenues attributable to Chateau Apartments which the Company sold in June 1996. Revenues from properties owned during both periods increased by $1.0 million primarily as a result of increases in apartment revenues.

     Operating expenses for the fiscal year ended August 31, 1997 increased 1% to $16.3 million from $16.1 million in the prior year. The 1997 period included $0.2 million of expenses attributable to Forestville Plaza in which the Company acquired its partners' remaining 25% interest in the prior fiscal year. The 1996 period included $0.3 million of expenses attributable to Chateau Apartments which the Company sold. Operating expenses from properties owned during both periods increased by $0.3 million.

     Depreciation and amortization for the fiscal year ended August 31, 1997 increased by 7% to $6.3 million from $5.9 million in 1996, primarily as a result of ongoing capital expenditures in apartments.

     General and administrative expenses increased by 6% to $3.3 million from $3.1 million in 1996, primarily as a result of costs associated with litigation with a partner.

     Mortgage and bank loan interest expense decreased by 8% to $9.1 million from $9.8 million in 1996, primarily as a result of decreased borrowing against the Company's credit facility.

     In fiscal year 1996, a partnership in which the Company has a 50% interest signed an option to sell a parcel of land at a stipulated price, subject to the buyer's obtaining certain zoning variance approvals. In fiscal year 1997, the option expired. As a result, management revised its estimate of the property's selling price and recorded a $0.5 million provision for investment losses to reduce the property held for sale to its estimated net realizable value.

     Equity in income of partnerships and joint ventures decreased in the fiscal year ended August 31, 1997, by 32% to $4.3 million from $6.3 million in 1996, primarily as a result of an increase in mortgage interest expense of $2.9 million ($1.8 million of which was the Company's proportional share). The increase in partnership mortgage interest expense is attributable to prepayment fees of $1.9 million ($1.1 million of which was the Company's proportional share) in connection with refinancings, as well as additional interest expense associated with the refinancings, of Regency Apartments, Lehigh Valley Mall and Cambridge Hall Apartments in 1997. In addition, equity in income from properties owned during both periods exclusive of the increase in mortgage interest mentioned above increased by $0.5 million.

     Net income for the fiscal year ended August 31, 1997 before gains on sales of interests in real estate decreased 10% to $9.2 million from $10.2 million for the comparable period in 1996. In fiscal year 1997, net gains on the sales of interests in real estate were $1.1 million, as compared to $0.9 million in 1996. The net gains on sales of interests in real estate of $1.1 million in 1997 consisted of gains on the sale of the Company's joint venture interest in shopping centers in Lancaster, Beaver Falls and Waynesburg, PA of $1.5 million, offset by a loss on the sale of a shopping Center in Margate, FL of $0.4 million. The gains in 1996 totaling $0.9 million were derived from the sale of land in Bucks County, PA and the sale of the Chateau Apartments in Midland, TX. In 1997, net income was reduced by an accounting provision of $0.5 million for losses on land held for sale in the Company's investment portfolio and prepayment fees of $1.9 million paid in connection with refinancing of two partnership properties, the Company's share of which was $1.1 million.

Fiscal 1996 Compared With Fiscal 1995

     Gross revenues from real estate for the fiscal year ended August 31, 1996 increased by 5% to $39.0 million from $37.0 million in 1995. The increase is due primarily to an increase in revenues of $1.2 million from the Boca Palms Apartments, which was acquired in November 1994 and $0.4 million from Forestville Plaza which became wholly owned during the year. Exclusive of Boca Palms Apartments and Forestville Plaza, revenues from properties owned during both periods increased 2% to $33.7 in 1996 from $33.1 million in 1995.

     Operating expenses in the fiscal year ended August 31, 1996 increased by 8% to $16.1 million from $14.9 million in 1995. The increase is due primarily to $0.4 million of increased expenses from the Boca Palms Apartments, approximately $0.2 million of additional operating expenses as a result of the harsh winter weather in the Mid-Atlantic region and $0.1 million attributable to the increased ownership of Forestville Plaza.

     Depreciation and amortization increased by 13% to $5.9 million from $5.3 million in 1995, primarily as a result of the acquisition of Boca Palms, the remaining interest in Forestville Plaza, and ongoing capital expenditures. Interest expense increased by 11% to $9.9 million from $8.9 million in 1995 as a result of increased borrowings to finance the Boca Palms acquisition and for general corporate purposes.

     For fiscal year ended August 31, 1996, $0.7 million was charged against the allowance for investment losses, $0.3 million for carrying costs for land held for sale, and $0.4 million of development expenses incurred at Crest Plaza, Allentown, Pennsylvania, for a potential expansion of the shopping center, including a Caldor store. The lease with Caldor was canceled and the cost was written off following a bankruptcy declaration by Caldor.

     Equity in income of partnerships and joint ventures decreased by 2% to $6.3 million from $6.4 million in 1995, primarily as a result of a non-recurring lease termination fee received from a shopping center tenant in the amount of $0.2 million for fiscal year 1995. The Company's share of partnership and joint venture income in 1996 was also reduced by approximately $0.1 million as compared to the prior year due to higher operating expenses resulting from the harsh winter weather discussed earlier.

     Net income for the fiscal year ended August 31, 1996, before gains on sales of interests in real estate, decreased by 8% to $10.2 million from $11.1 million for the comparable period in 1995. In the 1996 period, the gains on the sales of interests in real estate were $0.9 million as compared to the 1995 period which included a gain on sale of interest in real estate of $0.1 million. Net income was reduced by an increase in operating expenses of $0.3 million primarily due to winter conditions in the Mid-Atlantic region and the receipt in the prior year of $0.2 million as a non-recurring termination fee from a shopping center tenant.

Year 2000 Issue

Many existing computer programs use only two digits to identify a year in the date field. Those programs were designed and developed at a time when data storage was expensive, and the impact of the upcoming century change was not considered. If not corrected, many programs may fail or provide inaccurate results at the turn of the century. The Company uses information systems and control systems which may be affected by the two digit date.

The Company has established a Year 2000 Remediation Plan consisting of the following phases: inventorying systems and devices (including information technology ("IT") and non-IT systems) that are vulnerable to the Year 2000 problem, assessment of the criticality of the inventoried items, remediation of the non compliant items, and testing of the corrections that have been applied. The Company has completed the first phase of its Remediation Plan for IT systems and has determined that all mission critical systems are Year 2000 compliant. In addition, the Company has begun the first phase of its Remediation Plan for its non-IT systems (such as elevators, HVAC and lighting systems) and is currently completing an inventory of non-IT systems and assessing the potential risks of noncompliance. The amount of remediation effort is not anticipated to be extensive due to the Company's use of readily available, off-the-shelf software and hardware products that are supported by the manufacturers. After evaluating the Company's required compliance efforts, appropriate contingency plans will be developed based on the outcome of the assessment phase and the survey of its major suppliers. The Company expects to complete the Year 2000 Remediation Plan, including final testing by the beginning of the fourth quarter of 1999. Business partners, suppliers and tenants are also being surveyed relative to their Year 2000 compliance to mitigate the potential impact of Year 2000 issues.

Management has determined the approximate total cost of its Year 2000 Remediation Plan and the potential related impact on operations. Amounts incurred to date have been less than $100,000 and the estimated remaining expenses of Year 2000 remediation are also expected to be less than $100,000. All costs related to Year 2000 remediation are expensed as incurred.

Although the Company believes its Year 2000 Remediation Plan is adequate to address the Year 2000 issue, there can be no assurance to that effect. If the required remediation efforts are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

Inflation

Inflation can have many effects on the financial performance of the Company. Shopping center leases often provide for the payment of rents based on a percentage of sales which may increase with inflation. Leases may also require tenants to bear all or a portion of operating expenses, which may reduce the impact of expense increases on the Company. Apartment leases normally provide for a one-year term, which may allow the Company to seek increased rents as leases are renewed or when new tenants are obtained.